EXHIBIT 99.1
PRESS RELEASE
Investor Relations:    Nick Rolli     Media: Tommaso di Giovanni
New York: +1 (917) 663 2233         Lausanne: +41 (58) 242 6748
Lausanne: +41 (0)58 242 4666        Email: Tommaso.DiGiovanni@pmi.com

PHILIP MORRIS INTERNATIONAL INC. ANNOUNCES TEMPORARY SUSPENSION OF OPERATIONS AT MANUFACTURING TECHNOLOGY BOLOGNA
Philip Morris International believes there are adequate inventories of finished goods for an extended period
Lausanne, Switzerland— March 23, 2020 (BUSINESS WIRE)—Philip Morris International Inc. (“PMI”) (NYSE: PM) announced today that it will implement a temporary suspension of its operations at Philip Morris Manufacturing & Technology Bologna S.p.A., Italy (“MTB”) due to the ongoing situation regarding COVID-19. In agreement with social partners, the Company has decided to suspend production for a period of one week, out of an abundance of caution and to support the government’s efforts to limit propagation of COVID-19.
The Company will monitor the situation closely with a view to restarting operations as soon as possible, subject to government requirements.
Although several governments have mandated production facilities to temporarily suspend their operations, currently for periods from one to two weeks, PMI does not currently expect out-of-stock situations in any major operating income markets and believes consumers still have adequate access to its products.
As part of its ongoing business continuity plans, there are adequate inventories of PMI finished goods, on average across all markets, of over two months for heated tobacco units (“HTUs”), over three months for tobacco heating devices, and over one and a half months for cigarettes, based on sales trends recorded prior to the situation generated by the COVID-19 pandemic. Although MTB accounted for approximately 50% of HTU production as of February 2020, PMI’s other HTU facilities currently remain operational, with an annual installed capacity of approximately 70 billion units. The above-mentioned government-mandated production suspensions affect approximately 20% of PMI’s cigarette-production capacity worldwide.
“In this unprecedented global situation, our primary concern remains the health and safety of our colleagues, their families, and the communities in which we operate,” said Jacek Olczak, PMI Chief Operating Officer. “We have therefore decided to temporarily suspend operations at our facility near Bologna. We are committed to doing our part and have taken a number of steps over the last two months to protect our people and ensure continuity of supply to our customers and consumers.”
PMI has implemented a number of measures to protect employees in its manufacturing facilities and offices around the world, including: asking office-based employees to work from home, limiting business travel, canceling large in-person gatherings and events, restricting access to factories to essential workers, implementing temperature screening where permitted, enhancing cleaning and sanitization protocols, compartmentalizing activities, and enforcing personal protective equipment use, personal hygiene and social distancing.

PRESS RELEASE
Investor Relations:    Nick Rolli     Media: Tommaso di Giovanni
New York: +1 (917) 663 2233         Lausanne: +41 (58) 242 6748
Lausanne: +41 (0)58 242 4666        Email: Tommaso.DiGiovanni@pmi.com

-ENDS-

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of December 31, 2019, PMI estimates that approximately 9.7 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 52 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this release are described in PMI publicly filed reports, including those described under Item 1A. “Risk Factors” in PMI’s annual report on Form 10-K for the year ended December 31, 2019 and also entail risks of further developments regarding COVID-19.